EXHIBIT 3.1
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                               AMENDMENT TO BYLAWS

     Article V of the bylaws of The First American Corporation is hereby amended by deleting Section 1 in its entirety and substituting the following Section therefor:

     "Section 1. OFFICERS. The officers of the corporation shall be a chief executive officer, a president, a secretary, and a chief financial officer. The corporation may also have, at the discretion of the board of directors, a chairman of the board, a chief operating officer, one or more vice presidents, one or more assistant secretaries, a treasurer, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article V. Any number of offices may be held by the same person."

     Article V of the bylaws of The First American Corporation is hereby amended by deleting Section 6 in its entirety and substituting the following Sections therefor:

     "Section 6(a). CHAIRMAN OF THE BOARD. The chairman of the board, if such an officer be elected, shall, if present, preside at meetings of the board of directors and exercise and perform such powers and duties as may be from time to time assigned to him by the board of directors or prescribed by these bylaws. If there is no chief executive officer, the chairman of the board shall, in addition be the chief executive officer of the corporation and shall have the powers and duties prescribed in Section 6(b) of this Article V.

     Section 6(b). CHIEF EXECUTIVE OFFICER. Subject to the supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an officer, the chief executive officer shall be general manager of the corporation and shall, subject to the control of the board of directors have general supervision, direction, and control of the business and the officers of the corporation. The chief executive officer shall preside at all meetings of the shareholders and, in the absence or nonexistence of a chairman of the board, at all meetings of the board of directors. The chief executive officer shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws."

     Article V of the bylaws of The First American Corporation is hereby amended by deleting Section 7 in its entirety and substituting the following Sections therefor:

     "Section 7(a). PRESIDENT. Subject to the supervisory powers, if any, as may be given by the board of directors to the chief executive officer, if there be such an officer, and subject to Section 6(b) of Article V of these bylaws, the president shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws. In the absence or nonexistence of a chairman of the board and/or a chief executive officer, the president shall preside at all meetings of the shareholders and the board of directors.

     Section 7(b). CHIEF OPERATING OFFICER. Subject to the supervisory powers, if any, as may be given by the board of directors to the chief executive officer, if there be such an officer, the chief operating officer shall have the general powers and duties of management usually vested in the office of chief operating officer of a corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws."